Thursday July 18, 6:03 pm Eastern Time
Press Release
SOURCE: Moneyzone.com

                 Moneyzone.com, Inc. Acquires Quick Test 5, Inc.

         WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 18, 2002-- Moneyzone.com,
Inc. (OTCBB:MOZN - NEWS) is pleased to announce that, pursuant to an Agreement and Plan for Reorganization, it has acquired 100% of the outstanding common stock of Quick Test 5, Inc. ("QT5"), a privately held company. Upon the closing of the transaction, Moneyzone.com will perform a 5-for-1 forward split and issue an aggregate of 25,000,000 shares of its common stock, existing officers and directors of Moneyzone.com will resign, and the officers and directors of QT5 will be the new officers and directors of Moneyzone.com, and Moneyzone.com will change its name to QT5, Inc. and apply for a new symbol for trading on the OTC.
The closing of the transaction is subject to shareholder approval and appropriate notification will be sent to shareholders.

The Company

Quick Test 5, Inc. is a developer, distributor, and marketer. The first product to market is Nico Water, a patented water-based nicotine product targeted to smokers for when they shouldn't or can't smoke (around children or nonsmoking environments). Nico Water will be the first nicotine beverage on the market.
This patented product is covered under U.S. Patent Number 6,268,386 and has been assigned to QT5 for its duration in the United States and worldwide distribution. This is a broad-based fundamental patent that provides for several new products over the next 2 years.

Our second product, QuickTest 5, a No Step, In Vitro Urine Analysis Drug Test to
the retail over the counter, business, industrial, schools, and government markets. To date, we have been engaged in the research and development of proprietary programs for business and government use to educate and limit liability of employee drug use, sexual harassment and work place discrimination.
We have aligned ourselves with a manufacturer of In Vitro Drug Test devices, that are patented and/or patent-pending and F.D.A. approved for the sale to the general public through a wide range of retail venues including: drug stores, health food stores and supermarkets.

Forward-Looking Statement

The statements in this news release contain forward-looking information and statements, which may involve certain risks, assumptions and uncertainties, including the inability to secure the necessary approvals from the FDA, the lack of acceptance of the company's products by its customers and prospects, the inability to secure the necessary product sales and the inability to obtain necessary substantial additional capital to manufacture and market its product and otherwise implement its business plan. In each case, actual results may differ materially from such forward-looking statements. Neither Moneyzone.com nor QT5 undertake to publicly update or revise its forward-looking statements, even if experience or future changes make it clear that any projected results
(expressed or modified) will not be realized.

Contact:

     Quick Test 5, Inc.
     Timothy J. Owens, 818/338-1510
     tim@nicowater.net